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                                                                    Exhibit 23.5

                       CONSENT OF LAZARD FRERES & CO. LLC


     Reference is made to our opinion letter dated June 21, 1998 with respect to the fairness, from a financial point of view, to PolyGram shareholders of the Offer Consideration as defined in the first paragraph of such opinion letter pursuant to the Offer referred to therein.

     We hereby consent to the reference to the opinion of our firm under the captions "Summary -- Opinion of PolyGram Financial Advisor", "The Offer -- Opinion of PolyGram Financial Advisor" and "The Offer -- PolyGram's Reasons for the Offer; Recommendation of the PolyGram Board of Management and the PolyGram Supervisory Board" and to the inclusion of the foregoing opinion in the above-referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Lazard Freres & Co. LLC

                                        /s/ Robert E. Hougie
                                        -----------------------
                                            Robert E. Hougie
                                            Managing Director



New York, New York
August 12, 1998